Exhibit 10.03

AMENDMENT OF THE ARTICLES OF

ASSOCIATION

Total Amyris BioSolutions B.V.

having its official seat in Amsterdam, the Netherlands.

Deed dated 21, March 2016

Contents:

-	certified copy of the deed of amendment of the articles of association, executed on 21 March 2016 before a deputy of , civil law notary in Amsterdam, the Netherlands, and

-	fair English translation of the deed of amendment of the articles of association.

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. The definitions in article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

deed of amendment of articles of association

(Total Amyris BioSolutions B.V.)

This twenty-first day of March two thousand sixteen, there appeared before me,

, deputising for , civil law notary in

Amsterdam, the Netherlands:

, with office address at Zuidplein 180, 1077 XV Amsterdam, the Netherlands, born in , the Netherlands, on

.

The person appearing declared the following:

The shareholders of Total Amyris BioSolutions B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Hoogoorddreef 15, 1101 BA Amsterdam, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 59337494 (the “Company”), resolved on twenty-first day of March two thousand sixteen to amend and completely readopt the articles of association of the Company, as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a [copy of a] written shareholders’ resolution attached to this deed (Annex).

The articles of association of the Company were established at the incorporation of the Company, by a deed, executed on the twenty-ninth day of November two thousand thirteen before , civil law notary in Amsterdam, the Netherlands. The articles of association of the Company have not been amended since.

In implementing the aforementioned resolution, the articles of association of the Company are hereby amended and completely readopted as follows.

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Articles of association:

1             Definitions and interpretation

1.1	In these articles of association, the following terms shall have the following meanings:

“Amyris, Inc.” means Amyris, Inc., a corporation incorporated under the laws of Delaware, United States of America, having its registered office at 5885 Hollis Street, Suite 100, Emeryville, CA 94608, United States of America, registered with the Secretary of State of Delaware, United States of America, under number 4768633.

“Amyris License Agreement” means the “Amended and Restated Jet Fuel License Agreement” (including schedules and exhibits), entered into between Amyris, Inc. and the Company as on or about the twenty-first day of March two thousand sixteen], as amended from time to time.

“Business Days” means any day other than (i) Saturday or Sunday, (ii) any day that is a legal holiday pursuant to the laws of the State of New York, United States of America, the Republic of France, or the European part of the Netherlands or (iii) any day that is a day on which banking institutions located in New York, New York, United States of America, Paris, the Republic of France or Amsterdam, the Netherlands, are authorized or required by law or other governmental action to close.

“Cause” means (i) the conviction of a Person by a court of competent jurisdiction of, or a plea by a Person of guilty or no contest to, a felony or any crime of theft, forgery, fraud, misappropriation or embezzlement, or (ii) the commission of theft, forgery, fraud, wilful misconduct, gross negligence, misappropriation or embezzlement against a Party or an Affiliate (as defined in the JVA) thereof.

“Company” means the company the internal organisation of which is governed by these articles of association.

“Distributable Equity” means the part of the Company’s equity which exceeds the aggregate of the reserves that must be maintained pursuant to the laws of the Netherlands.

“Fiscal Year” has the meaning attributed thereto in article 18.1.

“General Meeting” means the body of the Company consisting of the Person or Persons to whom, as a Shareholder or otherwise, voting rights attached to the Shares accrue, or (as the case may be) a meeting of such Persons (or their representatives) and other Persons with Meeting Rights.

“in writing” means transmitted by letter, telecopier or e-mail, or any other electronic or written means of communication, provided the relevant message is legible and reproducible.

“JVA” means the “Amended and Restated Shareholders’ Agreement” (including schedules and exhibits) regarding the Company, entered into as on or about the twenty-first day of March two thousand sixteen] by and among TENA USA, Amyris, Inc. and the Company, as amended from time to time.

“Management Board” means the management board of the Company.

“Managing Director” means a member of the Management Board.

“Meeting Rights” means the right to attend the General Meeting and to speak therein, as referred to in Section 2:227, subsection 1, of the Dutch Civil Code.

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“Officer” has the meaning attributed thereto in article 14.2.

“Party” means a party to the JVA.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, governmental entity or other enterprise, association, organization or entity.

“Person with Meeting Rights” means a Person to whom the Meeting Rights are granted.

“Share” means a share in the capital of the Company.

“Shareholder” means a holder of one or more Shares.

“TENA USA” means Total Energies Nouvelles Activités USA, a company incorporated under the laws of France (société par actions simplifiée), having its official seat (siège social) at 24 Cours Michelet, 92800 Puteaux, France, registered with the French Commercial Register (Registre du Commerce et des Sociétés, Greffe du Tribunal de Commerce de Nanterre) under number 505 028 118.

1.2	The Management Board and the General Meeting shall each constitute a distinct body of the Company.
1.3	The headings contained in these articles of association and in any annex are for reference purposes only and shall not affect in any way the meaning or interpretation of these articles of association. All annexes attached to these articles of association are hereby incorporated in and made a part of these articles of association as if set forth in full herein.
1.4	The definitions of the terms in these articles of association shall apply equally to the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “shall” shall be construed to have the same meaning and effect as the word “will.” Unless the context requires otherwise (i) any definition of or reference to any contract, instrument or other document shall be construed as referring to such contract, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or otherwise set forth in such document); (ii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns; (iii) the words “herein,” “hereof,” “hereunder” and words of similar import shall be construed to refer to these articles of association in their entirety and not to any particular provision thereof; (iv) “day” shall mean calendar day, unless “Business Day” is expressly used; and (v) all references to articles shall be construed to refer to articles of these articles of association. The terms “euro” and “EUR” shall mean euro, the currency used by the Institutions of the European Union. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive.

2             Name and official seat

2.1	The Company’s name is:

Total Amyris BioSolutions B.V.

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2.2	The Company has its official seat in Amsterdam, the Netherlands.

3             Objects

3.1	The objects of the Company are to develop, produce and commercialize jet fuels under the Amyris License Agreement, as well as to participate in, to manage and to finance other enterprises and companies and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.
3.2	The Company purports to operate as a joint venture between Amyris, Inc. and TENA USA and, in pursuing its business, the Company shall act in accordance with the joint venture purposes as agreed or revised by Amyris, Inc. and TENA USA in writing from time to time, and the Company, the Managing Directors and the Shareholders will respect and give effect to the JVA.

4             Share capital

4.1	The share capital of the Company is divided into Shares with a nominal value of one euro cent (EUR 0,01) each, numbered from 1 onward.
4.2	All Shares shall be registered. No share certificates shall be issued.
5	Register
5.1	The Management Board shall keep a register of the names and addresses of the Shareholders as well as the names and addresses of the Persons with Meeting Rights.
5.2	Section 2:194 of the Dutch Civil Code applies to the register.

6             Issuance of Shares

6.1	Shares may be issued pursuant to a resolution of the General Meeting. The General Meeting may transfer this authority to another body of the Company and may also revoke such transfer.
6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.
6.3	The issuance of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

7             Own Shares

The Company may not acquire Shares or depositary receipts thereof.

8	Transfer of Shares
8.1	The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed the transferor, the transferee and to the extent relevant the Company shall be parties.
8.2	Unless the Company itself is party to the legal act, the rights attached to the Share can only be exercised after the Company has acknowledged said legal act or said deed has been served upon it, in accordance with the relevant provisions of the laws of the Netherlands.
9	Share transfer restrictions

Section A. Restrictions on transfers

9.1	A transfer of one or more Shares shall require the prior approval of the General Meeting.

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9.2	The Shareholders undertake vis-à-vis each other and vis-à-vis the Company, for as long as the JVA is in place, to comply with the contractual transfer restrictions as provided for in the JVA and to not seek approval from the General Meeting as referred to in article 9.1 before having complied with the provisions of the JVA.

Section B. Civil law notary

9.3	Civil law notary

The Management Board shall provide the civil law notary with such confirmations as are reasonably required for the civil law notary to assess whether the relevant requirements for a transfer of Shares as laid down in this article 9 have been met, and the relevant civil law notary may rely on the confirmations given by the Management Board without any further inquiry.

10           Pledging of Shares and usufruct on Shares

10.1	The provisions of article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct on Shares. In addition, the provisions of article 9 shall apply by analogy to the pledging of Shares. The Meeting Rights cannot be granted to a pledgee without voting rights.
10.2	Upon the creation or transfer of a usufruct on a Share, or afterwards, the voting rights attached to such Share may not be assigned to the usufructuary.

11           Depositary receipts for Shares

The Meeting Rights shall not be attached to depositary receipts for Shares.

12           Managing Directors

12.1	The Management Board shall consist of six (6) Managing Directors.
12.2	Both individuals and legal entities can be Managing Directors provided that the relevant individual or legal entity has not resigned or been removed as Managing Director for Cause previously.
12.3	Managing Directors are appointed by the General Meeting.
12.4	A Managing Director may be suspended or removed by the General Meeting at any time (whether or not for Cause).
12.5	Any suspension may be extended one or more times, but may not last longer than three (3) months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end.
12.6	The authority to establish remuneration and other conditions of employment for Managing Directors is vested in the General Meeting.

13           Duties, working methods and decision-making process of the Management Board; conflict of interest

13.1	The Management Board shall be entrusted with the management of the Company.
13.2	When performing its duties, the Management Board can be assisted – without prejudice to its responsibilities – by one or more committees. The Management Board shall determine the composition of a committee and shall determine the duties, authorities and procedures of such committee. The Management Board shall designate the members of a committee, may deprive persons from their tasks or replace persons within each committee and is authorised to abolish a committee. A committee may establish rules regarding

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its working methods and decision-making process. The Management Board may require such rules to be subject to its approval.

13.3	Management Board resolutions may at all times be adopted in writing, provided the proposal concerned is submitted to all Managing Directors then in office in respect of whom no conflict of interest within the meaning of article 13.6 exists and none of them objects to this manner of adopting resolutions, evidenced by written statements from all relevant Managing Directors then in office.
13.4	Managing Directors may attend regular and special meetings of the Management Board either in person or by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear and be heard.
13.5	To the extent that these articles of association or the JVA do not provide otherwise, in a meeting of the Management Board, each Managing Director may cast one vote. If there is a tie in voting, the proposal shall be deemed to have been rejected.
13.6	A Managing Director shall not take part in the discussions and decision-making by the Management Board if he has a direct or indirect personal interest therein that conflicts with the interests of the Company or the business connected with it. In case all Managing Directors have a conflict as referred to in the preceding sentence, the Management Board shall still be authorised to adopt the relevant resolution.
13.7	When determining how many votes are cast by Managing Directors or how many Managing Directors are present or represented, account shall nonetheless be taken of Managing Directors that are not allowed to take part in the discussions and decision-making by the Management Board pursuant to the laws of the Netherlands, these articles of association or the JVA.
14	Representation
14.1	The Company shall be represented by:
(a)	the Management Board; or
(b)	three (3) Managing Directors acting jointly.
14.2	The Management Board may from time to time appoint and remove officers of the Company (the “Officers”), in which case the duties, powers and responsibilities of each such Officer shall be as determined by the Management Board.
15	Indemnification of Managing Directors and Officers

Unless prohibited under the laws of the Netherlands, the following shall be reimbursed to current and former Managing Directors and Officers:

(a)	reasonable costs of conducting a defense against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the request of the Company;
(b)	any damages or fines payable by them as a result of an act or failure to act as referred to under (a);
(c)	reasonable costs of appearing in other legal proceedings in which they are involved as current or former Managing Directors or Officers, with the exception of proceedings primarily aimed at pursuing a claim on

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their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that a Dutch court has established in a final and conclusive decision that (i) the act or failure to act of the applicable current or former Managing Director or Officer may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (ii) the applicable current or former Managing Director or Officer was not acting honestly and in good faith (vervulde zijn taak niet behoorlijk) with a view to the interest of the Company.

The Company may take out liability insurance for the benefit of the persons concerned.

16	Approval of Management Board resolutions
16.1	The General Meeting may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.
16.2	The absence of approval by the General Meeting of a resolution as referred to in this article 16 shall not affect the authority of the Management Board or the Managing Directors to represent the Company.
17	Vacancy or inability to act
17.1	If a Managing Director is unable to perform his tasks and duties, then the General Meeting may designate another person to be temporarily charged with the tasks and duties of the relevant Managing Director and that person shall thus have corresponding rights and obligations.
17.2	If a Managing Director is absent or prevented from performing his duties, the remaining Managing Director(s) and the person(s) designated for that purpose by the General Meeting pursuant to article 17.1 shall be temporarily entrusted with the management of the Company.

18           Financial and fiscal year and annual accounts

18.1	The Company’s financial and fiscal year shall be the calendar year (the “Fiscal Year”).
18.2	Annually, not later than thirty (30) days after the end of the Fiscal Year, save where this period is extended by the General Meeting by not more than five (5) months by reason of special circumstances, the Management Board shall prepare annual accounts and shall deposit the same for inspection by the Shareholders and the other Persons with Meeting Rights at the Company’s office.
18.3	Within the same period, the Management Board shall also deposit the management report for inspection by the Shareholders and the other Persons with Meeting Rights, unless Section 2:396, subsection 7, or Section 2:403 of the Dutch Civil Code applies to the Company.
18.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.
18.5	The annual accounts shall be signed by the Managing Directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

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18.6	The Company may, and if the laws of the Netherlands so require shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.
19	Adoption of the annual accounts and release from liability
19.1	The General Meeting shall adopt the annual accounts.
19.2	At the General Meeting at which it is resolved to adopt the annual accounts, a proposal concerning release of the Managing Directors from liability for the management pursued, insofar as the exercise of their duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts, shall be brought up for discussion separately.
20	Profits and distributions
20.1	The Management Board is authorised to allocate the profits as determined by the adoption of the annual accounts and to declare distributions.
20.2	Distributions may only be made to the extent that any cash held by the Company is not necessary for its operations.
20.3	Any distributions will be made in equal parts per Share.
20.4	Distributions on Shares may be made only up to an amount that does not exceed the amount of the Distributable Equity.
20.5	A claim of a Shareholder for payment of a distribution on Shares shall be barred after five (5) years have elapsed.

21           General Meetings

21.1	During each Fiscal Year at least one General Meeting shall be held or at least one resolution shall be adopted in accordance with article 27.1.
21.2	Other General Meetings shall be held as often as the Management Board or a Shareholder deems necessary.

22           Notice, agenda and venue of meetings

22.1	Notice of General Meetings shall be given by the Management Board or, if relevant, a Shareholder.
22.2	Notice of the meeting shall be given no later than on the tenth Business Day prior to the day of the meeting.
22.3	The notice convening the meeting shall specify the business to be discussed. Other business not specified in such notice may be announced at a later date, with due observance of the notice period referred to in article 22.2.
22.4	The notice convening the meeting shall be sent to the addresses of the Shareholders and the other Persons with Meeting Rights shown in the register referred to in article 5. With the consent of a Shareholder or another Person with Meeting Rights, notice of the meeting may also be given by a legible and reproducible message sent through electronic means of communication to the address provided for the purposes hereof by the Shareholder or the other Person with Meeting Rights to the Company.
22.5	General Meetings are held in the municipality in which, according to these articles of association, the Company has its official seat or at Schiphol airport (municipality of Haarlemmermeer, the Netherlands). General Meetings may also be held elsewhere, provided that all Persons with Meeting Rights have consented to the place of the meeting and the Managing Directors have been given the opportunity to give advice prior to the decision-making.

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23           Admittance, Meeting Rights and voting rights

23.1	The Meeting Rights accrue to each Shareholder and each other Person with Meeting Rights. Each Shareholder and each pledgee to whom the voting rights accrue shall be entitled to exercise the voting rights in the General Meeting. Shareholders and other Persons with Meeting Rights may be represented in a meeting by a proxy authorised in writing.
23.2	At a meeting, each Person present with voting rights, or its proxy authorised in writing, must sign the attendance list. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.
23.3	The Managing Directors shall have the right to cast an advisory vote in the General Meetings.
23.4	The chairman of the meeting shall decide on the admittance of persons to the meeting other than Shareholders or Persons with Meeting Rights.

24           Chairman and secretary of the meeting

24.1	The chairman of a General Meeting shall be appointed by the Persons with voting rights present or represented at the meeting, by a simple majority of the votes cast.
24.2	The chairman of the meeting shall appoint a secretary for the meeting.

25           Minutes; recording of Shareholders’ resolutions

25.1	The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairman and the secretary of the meeting and as evidence thereof shall be signed by them.
25.2	The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairman of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders and the other Persons with Meeting Rights. On application, each of them shall be provided with a copy of or an extract from the records, at not more than cost price.

26           Adoption of resolutions in a meeting

26.1	Each Share confers the right to cast one vote in the General Meeting.
26.2	To the extent that the laws of the Netherlands or these articles of association do not provide otherwise, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast, in a meeting at which a majority of the issued Shares is represented.
26.3	If there is a tie in voting, the proposal shall be deemed to have been rejected.
26.4	If the formalities for convening and holding of General Meetings, as prescribed by the laws of the Netherlands or these articles of association, have not been complied with, valid resolutions of the General Meeting may only be adopted in a meeting, if all Persons with Meeting Rights have consented to the decision-making taking place and the Managing Directors have been given the opportunity to give advice prior to the decision-making.
27	Adoption of resolutions without holding a meeting
27.1	Shareholders may adopt resolutions of the General Meeting other than in a

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meeting, provided that all Persons with Meeting Rights have consented to this manner to adopt a resolution. In case of adoption of resolutions other than in a meeting, the votes shall be cast in writing. The requirement that votes must be cast in writing shall have been met if the resolutions have been put in writing specifying the way in which each Shareholder has cast his vote. The Managing Directors shall be given the opportunity to give advice prior to the decision-making.

27.2	Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in article 25.2.
28	Amendment of the articles of association
28.1	The General Meeting may resolve to amend these articles of association.
28.2	A resolution to amend these articles of association as a result of which the voting or distribution rights will be amended can only be adopted by unanimous vote in a meeting where the entire issued capital of the Company is represented.
28.3	A resolution to amend these articles of association as a result of which a place outside the Netherlands will be designated as place where General Meetings will be held, can only be adopted by unanimous vote in a meeting where the entire issued capital of the Company is represented and provided that all Persons with Meeting Rights have consented to the amendment of the articles of association.
28.4	When a proposal to amend these articles of association is to be made to the General Meeting, the notice convening the General Meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders and the other Persons with Meeting Rights, until the conclusion of the meeting.
29	Bankruptcy and suspension of payments
29.1	The Management Board may not file for bankruptcy of the Company without instruction of the General Meeting to do so.
29.2	The Management Board shall obtain prior approval of the General Meeting for a resolution with respect to a request for a suspension of payments.

30           Dissolution and liquidation

30.1	The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made to the General Meeting, this must be stated in the notice convening the General Meeting.
30.2	If the Company is dissolved pursuant to a resolution of the General Meeting, the Managing Directors shall become liquidators of the dissolved Company’s assets, unless the General Meeting resolves to appoint one or more other persons as liquidator.
30.3	During liquidation, the provisions of these articles of association shall remain in force to the extent possible.
30.4	The balance remaining after payment of the debts of the dissolved Company

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shall be transferred to the Shareholders in proportion to the aggregate number of Shares held by each.

30.5	After the end of the liquidation, the books, records and other data carriers of the dissolved Company shall remain in the custody of the person designated for that purpose by the General Meeting, and in the absence thereof the person designated for that purpose by the liquidators, for a period as prescribed by the laws of the Netherlands.
30.6	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.
31	Governing law and disputes
31.1	These articles of association are governed by the laws of the European part of the Netherlands.
31.2	Any and all disputes with respect to these articles of association between bodies of the Company, members and/or former members of a body of the Company and/or the Company itself (each in their said capacity) shall in first instance be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Finally, the person appearing has declared:

Conversion of shares

Upon the foregoing amendment of the articles of association taking effect, the shares in the capital of the Company in issue immediately prior thereto shall be converted as follows:

(a)	one (1) share A, with a nominal value of one euro (EUR 1), numbered A1, into one hundred (100) shares, with a nominal value of one euro cent (EUR 0.01) each, numbered 1 through 100;
(b)	one (1) share B, with a nominal value of one euro (EUR 1), numbered B1, into one hundred (100) shares, with a nominal value of one euro cent (EUR 0.01) each, numbered 101 through 200;
(c)	one (1) preference share, with a nominal value of one euro (EUR 1), numbered P1, into one hundred (100) shares, with a nominal value of one euro cent (EUR 0.01) each, numbered 201 through 300; and
(d)	one (1) preference share, with a nominal value of one euro (EUR 1), numbered P2, into one hundred (100) shares, with a nominal value of one euro cent (EUR 0.01) each, numbered 301 through 400.

Issued capital

Upon the foregoing amendment of the articles of association taking effect and immediately following the foregoing conversion of shares, the issued capital of the Company shall amount to four euro (EUR 4), divided into four hundred (400) shares, with a nominal value of one euro cent (EUR 0.01) each, numbered 1 through 400.

Close

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date first above written. Before reading out, a concise summary and an explanation of the contents of

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this deed were given to the person appearing. The person appearing then declared that she had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to her. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

(Signed by: S. Vijgen; P.J. Suurd)